As filed with the Securities and Exchange Commission on April 17, 2008

Registration No.          —

Post-Effective Amendment No. 1 to Registration Statement Nos. 333-137465, 333-131925, 333-118543, 333-34876, 333-30552

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
And
POST-EFFECTIVE AMENDMENT
UNDER
THE SECURITIES ACT OF 1933

Varsity Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	54-1876848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2677 Prosperity Avenue, Suite 250

Fairfax, VA 22031

(Address of Principal Executive Offices)

1998 STOCK OPTION PLAN

EMPLOYEE STOCK PURCHASE PLAN

(Full Title of Plans)

James M. Craig	Copy to:
Chief Executive Officer	Anthony J. Richmond, Esq.
Varsity Group Inc.	Latham & Watkins LLP
2677 Prosperity Avenue, Suite 250	140 Scott Drive
Fairfax, VA 22031	Menlo Park, California 94025
(202) 667-3400	(650) 328-4600

(Name, Address, Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one).

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES

     This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement 333-30552 registering 500,000 shares of common stock issuable pursuant to the Varsity Group Inc. Employee Stock Purchase Plan.

2.	Registration Statement 333-34876 registering 4,000,000 shares of common stock issuable pursuant to the Varsity Group Inc. 1998 Stock Option Plan.

3.	Registration Statement 333-118543 registering 3,502,764 shares of common stock issuable pursuant to the Varsity Group Inc. 1998 Stock Option Plan.

4.	Registration Statement 333-131925 registering 510,735 shares of common stock issuable pursuant to the Varsity Group Inc. 1998 Stock Option Plan.

5.	Registration Statement 333-137465 registering 555,671 shares of common stock issuable pursuant to the Varsity Group Inc. 1998 Stock Option Plan.

On February 22, 2008, VGI Holdings Corp. (“Parent”), VGI Acquisition Corp., a wholly-owned subsidiary of Parent (“Purchaser”), and Varsity Group Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for, among other things, the merger of Purchaser with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent and the conversion of each outstanding share of Company common stock into the right to receive $0.20 in cash (the “Merger”).

On April 15, 2008, Purchaser acquired over 90% of the outstanding Company common stock, and, subsequently effected the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on April 15, 2008 (the “Merger Date”).  In accordance with the Merger Agreement, the Company’s prior common stock has been canceled and is no longer outstanding.

As a result of the Merger, Company has terminated all offerings of Company common stock pursuant to the Registration Statements.  Pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to these Registration Statements to deregister all the shares of the Company’s common stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Merger Date.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Forms S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 17th day of April, 2008.

Varsity Group Inc.

By:	/s/ James M. Craig
James M. Craig, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ James M. Craig	Chief Executive Officer, President and Chief Financial Officer	April 17, 2008
James M. Craig	(Principal Executive Officer and Principal Financial Officer)

/s/ John P. Griffin	Chief Accounting Officer and Vice President of Finance	April 17, 2008
John P. Griffin	(Principal Accounting Officer)

/s/ Jay Amond	Director	April 17, 2008
Jay Amond

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